FOR IMMEDIATE RELEASE

GLOBAL EAGLE ENTERTAINMENT COMPLETES ACQUISITION OF POST MODERN GROUP, LLC

WESTLAKE VILLAGE, CA & IRVINE, CA – July 10, 2013 – Global Eagle Entertainment Inc. (NASDAQ: ENT) (“Global Eagle”) today announced that it has completed the previously announced acquisition of Post Modern Group, LLC ("PMG") for up to approximately $24 million in a combination of cash and stock.

The acquisition expands and strengthens Global Eagle’s relationships with airlines around the world and provides entry into the cruise line industry and other non-theatrical markets. An accretive transaction, PMG is expected to generate over $35 million in revenues and in excess of $4.5 million in full year 2013 adjusted EBITDA*. Global Eagle expects to benefit from substantial synergies that will further impact the contribution from the transaction in 2014.

“This transaction reflects our strategic plan to consolidate the top content and distribution companies serving our industry,” said Dave Davis, CFO of Global Eagle Entertainment. “The addition of PMG will strengthen our technology and breadth of services, expand our customer base and provide us with entry into new markets. We look forward to working with the talented team at PMG in executing our strategy and further expanding our combined content and connectivity footprint globally.”

About Post Modern Group (PMG)

Founded in 1993, PMG is a premier provider of digital media production and post-production services. The company’s operations, which include AMP International, Ambient, Criterion Pictures and Sea Movies, provide video production, post-production and digital content delivery services spanning TV shows, feature films, commercials, home video and live news broadcasts, as well as multi-language media for use in inflight entertainment systems. The company serves Hollywood studios and distributors, advertising agencies, major corporations, federal and local government entities, airlines and cruise lines worldwide. Based in Irvine, California, PMG has more than 100 staff members in ten locations worldwide.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. is the leading full service platform offering both content and connectivity for the worldwide airline industry. Through its combined content, distribution and technology platforms, Global Eagle provides airlines and the millions of travelers they serve with the industry's most complete offering of in-flight video content, e-commerce and information services. Through its Row 44 subsidiary, Global Eagle utilizes Ku-band satellite technology to provide airline passengers with Internet access, live television, shopping and travel-related information. Currently installed on more than 480 aircraft, Row 44 has the largest fleet of connected entertainment platforms operating over land and sea globally. In addition, through its AIA division, Global Eagle provides film and television content, games and applications to more than 130 airlines worldwide. Global Eagle is headquartered in Westlake Village, California and maintains offices and support personnel around the world. Find out more at www.globaleagleent.com.

* Non-GAAP Financial Information

With respect to 2013 projected adjusted EBITDA of PMG, we define adjusted EBITDA as net earnings before interest expense, income taxes, depreciation and amortization, plus costs incurred at the company that will no longer be incurred after the transaction has closed. A quantitative reconciliation is not available without unreasonable efforts.

Global Eagle Entertainment . . . Page 2

Cautionary Note Concerning Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including without limitation our earnings, revenues, expenses or other future financial or business performance or strategies, or the impact of legal or regulatory matters on our business, results of operations or financial condition. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date of this earnings release, and involve substantial risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements as a result of as a result of new information, future events or developments or otherwise.

Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: our ability to integrate the Row 44 and AIA businesses, the ability of the combined business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; the outcome of any legal proceedings pending or that may be instituted against us, Row 44 or AIA; changes in laws or regulations that apply to us or our industry; our ability to recognize and timely implement future technologies in the satellite connectivity space, including Ka-band system development and deployment; our ability to deliver end-to-end network performance sufficient to meet increasing airline customer and passenger demand; our ability to obtain and maintain international authorizations to operate our service over the airspace of foreign jurisdictions our customers utilize; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television and media content that passengers will purchase; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; our ability to obtain and maintain licenses for content used on legacy installed in-flight entertainment systems; the loss of, or failure to realize benefits from, agreements with our airline partners; the loss of relationships with original equipment manufacturers or dealers; unfavorable economic conditions in the airline industry and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline partners or successfully partner with satellite service providers, including Hughes Network Systems; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; the limited operating history of our connectivity and in-flight television and media products; costs associated with defending pending or future intellectual property infringement actions and other litigation or claims; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion; fluctuation in our operating results; the demand for in-flight broadband internet access services and market acceptance for our products and services; and other risks and uncertainties set forth in this earnings release and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

Contacts

Dave Davis

Chief Financial Officer

Global Eagle Entertainment

(818) 706-3111

ddavis@globaleagleent.com

Chris Plunkett or Brad Edwards

Brainerd Communicators, Inc.

(212) 986-6667

plunkett@braincomm.com

edwards@braincomm.com